McGladrey & Pullen

Certified Public Accountants

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-109953 on Form S-8 of TransCommunity Financial Corporation of our report dated March 24, 2006, except for Notes 2, 5, 6, 9, 14, 17, 18 and 25 as to which the date is September 29, 2006 relating to our audit of the consolidated financial statements, which appear in this Amendment No. 1 on Form 10-KSB/A of TransCommunity Financial Corporation for the year ended December 31, 2005.

/S/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

Richmond, Virginia

January 22, 2007

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.